UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 2, 2005

APAC Customer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	847-374-4980

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On June 2, 2005, the Company entered into a Loan and Security Agreement ("Credit Agreement") with LaSalle Bank National Association, replacing the Company’s previous credit facility. Under the terms of the Credit Agreement, the Company has a $40.0 million revolving credit facility that expires in June 2008. The facility initially provides a $25.0 million revolving credit commitment, which will be increased to $40.0 million upon the successful syndication of the remaining $15.0 million to other lenders. Availability will be based on accounts receivable and will be subject to certain restrictions and limitations set forth in the Credit Agreement.

The Credit Agreement is secured principally by a grant of a security interest in all personal property and fixtures of the Company. Under the terms of the Credit Agreement, the Company is also required to maintain certain financial and restrictive covenants which limit, among other things, the Company's ability to incur additional indebtedness, repurchase outstanding common shares, create liens, acquire, sell or dispose of certain assets, engage in certain mergers and acquisitions, pay dividends and to make certain restricted payments.

Borrowings under the Credit Agreement incur a floating interest rate based on the LIBOR index rate or an alternate base rate defined in the agreement. In addition, the Company pays a commitment fee on the unused portion of the revolving facility as well as fees on outstanding letters of credit.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 Loan and Security Agreement by and among LaSalle National Bank Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, dated as of June 2, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

June 3, 2005	By:	/s/ Marc T. Tanenberg

Name: Marc T. Tanenberg
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement by and among LaSalle National Bank Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, dated as of June 2, 2005.